Contact: Bill Wells - Media
Thomas H. Muller, Jr. - Financial
770-242-8723

SpectRx, Inc. CFO Announces Retirement Plan

NORCROSS, GA (October 15, 2004) -- SpectRx, Inc. (OTCBB: SPRX) today announced that Thomas "Thos" H. Muller, Jr., is planning to retire from his position as executive vice president and chief financial officer of the company effective the end of November. Upon his retirement, Mr. Muller, who is 63 this month, will become a consultant to the company. SpectRx is initiating a search to fill the CFO position.

"Thos has been a tremendous asset to the company over the last eight years and has done an excellent job of ensuring that we have the processes and systems in place to deal with our expected future growth" said Mark A. Samuels, SpectRx, Inc. chairman and CEO. "While we will be seeing less of him, we will continue to rely on his advice and counsel during the transition and as we move forward."

"I have been looking forward to my retirement for some time now. I am confident that the foundation of technology, products, people and processes that are in place at SpectRx will allow the company to grow," said Mr. Muller. "Although I plan to continue to work one day a week for the near future to insure a smooth transition, I am very much looking forward to my retirement, spending more time with my family and pursuing other personal interests."

About SpectRx -

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cancer detection technology through subsidiary company Guided Therapeutics, Inc., which SpectRx intends to separately finance with private funds. For more information, visit SpectRx's web sites at www.spectrx.com, www.mysimplechoice.com and www.guidedtherapeutics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Forms 10-K for the fiscal year ended December 31, 2003 and subsequent quarterly reports.

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